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Exhibit 23.1

CONSENT OF KPMG LLP

The Board of Directors
Metron Technology N.V.

    The audits referred to in our report dated July 12, 2001, included the related financial statement schedule as of May 31, 2001, and for each of the years in the three-year period ended May 31, 2001, included in the May 31, 2001 annual report on Form 10-K of Metron Technology N.V. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, this financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

    We consent to the incorporation by reference in the registration statement (No. 333-54634) on Form S-8 of Metron Technology N.V. of our reports dated July 12, 2001, relating to the consolidated balance sheets of Metron Technology N.V. and subsidiaries as of May 31, 2001 and 2000, and the related consolidated statements of operations, shareholders' equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended May 31, 2001 and the related schedule, which reports appears in the May 31, 2001 annual report on Form 10-K of Metron Technology N.V.

                      /s/ KPMG LLP

Mountain View, California
August 27, 2001

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  Exhibit 23.1
CONSENT OF KPMG LLP